Filed pursuant to Rule 424(b)(3)

Registration No. 333-256659

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus Dated June 23, 2022)

Garrett Motion Inc.

37,680,203 Shares of Common Stock

219,552,835 Shares of Series A Cumulative Convertible Preferred Stock

219,552,835 Shares of Common Stock Issuable Upon Conversion of Series A

Cumulative Convertible Preferred Stock

This prospectus supplement no. 1 supplements the prospectus dated June 23, 2022 (the “Prospectus”) filed pursuant to the Securities Act of 1933, as amended, by Garrett Motion Inc. Pursuant to the Prospectus, this prospectus supplement relates to the offer and sale by the selling security holders identified in the Prospectus of up to (i) 219,552,835 shares of our Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), (ii) 37,680,203 shares of our common stock, par value $0.001 per share (the “Common Stock” and together with the Series A Preferred Stock, the “Securities”) and (iii) 219,552,835 shares of our Common Stock issuable upon conversion of the Series A Preferred Stock.

This prospectus supplement incorporates into the Prospectus the information contained in our attached:

•	Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 28, 2022.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Our Common Stock is quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GTX.” Our Series A Preferred Stock is quoted on the Nasdaq under the symbol “GTXAP”.

Investing in our Securities involves risks. Please see “Risk Factors” beginning on page 4 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2022.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2022

GARRETT MOTION INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-38636	82-4873189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16 Rolle, Switzerland	1180
(Address of Principal Executive Offices)	(Zip Code)

+41 21 695 30 00

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	The Nasdaq Stock Market LLC
Series A Cumulative Convertible Preferred Stock, par value $0.001 per share	GTXAP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2022, Garrett Motion Inc. (the “Company”) completed its previously disclosed redemption in full (the “Redemption”) of all remaining issued and outstanding shares of the Company’s Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) in accordance with the amended and restated certificate of designations of the Series B Preferred Stock (the “Certificate of Designations”), for an aggregate amount of approximately $212 million. Following the completion of the Redemption, no shares of Series B Preferred Stock remain outstanding.

As a result of the Redemption, Honeywell International Inc. (“Honeywell”), holder of the issued and outstanding shares of Series B Preferred Stock, ceased to have the right to nominate a director to the Company’s board of directors (the “Board”) and, accordingly, Tina Pierce, Honeywell’s nominee to the Board, was deemed to have resigned from the Board in accordance with the Certificate of Designations (the “Deemed Resignation”).

On June 23, 2022, the Board re-elected Ms. Pierce as a director of the Company effective immediately following the Deemed Resignation. Ms. Pierce will continue to receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s proxy statement, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 15, 2022 (the “Proxy Statement”). There are no arrangements or understandings between Ms. Pierce or any other persons pursuant to which Ms. Pierce was re-elected as a director of the Company.

Ms. Pierce is an employee of Honeywell and the Company engages in transactions with Honeywell from time to time, including leasing certain facilities, receiving property maintenance services, and occasionally purchasing certain goods and services from Honeywell or its affiliates. Further information on the Company’s transactions with Honeywell is included in the Proxy Statement under the heading “Certain Relationships and Related Party Transactions—Transactions with Honeywell” and in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on April 28, 2022, which information is incorporated by reference into this Item 5.02.

On June 22, 2022, the Company issued a press release announcing the Redemption, which is attached as Exhibit 99.1 hereto and incorporated by reference in this Item 5.02.

Item 9.01.	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
99.1	Press Release of Garrett Motion Inc., dated June 22, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARRETT MOTION INC.

Date: June 28, 2022	By:	/s/ Jerome Maironi
	Name:	Jerome Maironi
	Title:	Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT 99.1

Garrett Motion To Achieve Milestone by Early Redemption of All Remaining Series B Preferred Stock

The $212 million outstanding Series B will be repaid with cash on hand

ROLLE, Switzerland, June, 22, 2022 — Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading, differentiated technology provider for the automotive industry, today announced it will redeem all remaining Series B preferred stock on June 28, 2022.

“Solid demand across Garrett’s portfolio of products coupled with strong operational agility has continued to generate robust cash flow and will enable us to reach a significant deleveraging milestone, even in a volatile environment,” said Olivier Rabiller, Garrett President and Chief Executive Officer. “Even as we’ve materially reduced leverage, Garrett continues to invest heavily in R&D and other growth initiatives as we pursue our strategic initiatives in the evolving powertrain industry.”

“Honeywell is pleased that Garrett is in a position to redeem Honeywell’s Series B preferred shares earlier than anticipated. We wish Garrett continued success,” said Darius Adamczyk, Honeywell Chairman and Chief Executive Officer.

Upon completion of its financial restructuring on April 30, 2021, Garrett paid Honeywell $375 million in cash and issued the Honeywell Series B preferred stock. Garrett redeemed $211 million of Series B stock in the fourth quarter of 2021 and $197 million during the first quarter of 2022. After the $212 million early redemption to occur on June 28, there will no longer be any Series B stock outstanding.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding the impact of the COVID-19 pandemic on Garrett’s business, financial results and financial conditions, industry trends, Garrett’s strategic growth initiatives and the impacts thereof on Garrett’s performance, and the planned early redemption of the Company’s remaining Series B preferred stock. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to those described in our annual report on Form 10-K for the year ended December 31, 2021, and our quarterly report on Form 10-Q for the three months ended March 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

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Contacts:
MEDIA	INVESTOR RELATIONS
Christophe Mathy Garrett Motion Inc.	Paul Blalock Garrett Motion Inc.
+41 78 643 7194	+1 862 812-5013
christophe.mathy@garrettmotion.com	paul.blalock@garrettmotion.com

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